Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 7, 2021, with respect to the consolidated financial statements of EDAP TMS S.A. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Lyon, September 28, 2021

KPMG Audit

A division of KPMG S.A.

Sara Righenzi de Villers

Partner